NEWS RELEASE

CONTACT:
Bob Aronson
Director of Investor Relations
(800) 579-2302

FOR IMMEDIATE RELEASE

       STAGE STORES, INC. REPORTS FIRST QUARTER 1999 SALES
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HOUSTON, TX, May 6, 1999 -- Stage Stores, Inc. (NYSE: SGE)  today reported that sales for the first quarter ended May 1, 1999 decreased 3.7% to $262.6 million from $272.8 million for the same
period  last  year.   This year's first  quarter  sales  are  not
comparable to the first quarter of 1998 since last year's first quarter included a significant amount of sales associated with
the  conversion  of  the C.R. Anthony stores.   Comparable  store
sales for the first quarter of 1999 declined 10.1%.

Commenting on the results, Carl E. Tooker, Chairman, President and Chief Executive Officer, stated, "When evaluating the sales results for the first quarter, it is important to understand that these results reflect the impact of the heavy promotional and inventory management activities which we put into place during the fourth quarter of 1998. As a result of these initiatives, we began the quarter with significantly lower levels of inventory than last year on a comparable store basis, particularly with respect to clearance merchandise. Our focus during the quarter was on transitioning and building our assortments to reflect the branded fashion mix that has the greatest appeal to our customer base. This process of transitioning our inventories continued throughout the entire quarter and will continue throughout the early part of the second quarter. As a result, total inventory levels were under plan throughout the majority of the first quarter. The lower level of clearance inventories at the beginning of the quarter had a significant impact on our February volume which is traditionally a strong clearance sales period. In addition, sales for the earlier Easter selling period were softer than expected as a result of the overall levels of inventory and the status of our merchandise transition during that period."

Mr. Tooker, continued, "At the end of the quarter, we were satisfied with our overall inventory levels and we are continuing to work on further improving the mix of merchandise in certain categories. It is important to note that sales during the last three weeks of April reflected substantial improvement over the trend for the first 10 weeks of the quarter primarily as a result of the continued build of inventory levels."

Mr. Tooker concluded, "Although earnings for the quarter have not been finalized, we currently believe that diluted earnings per share for the quarter will be at the low end of the current range of analysts' earnings per share estimates. In addition, it is important to note that we will be in full compliance with the covenants contained in our working capital facility for the first quarter and we have satisfied the facility's clean down requirements for the twelve month period ending July 31, 1999. Finally, we continue to receive the full cooperation and support from our vendor community. We will release our first quarter earnings on May 20, 1999."

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the United States. The company operated 688 stores in 34 states at the end of the first quarter, primarily under the Stage, Bealls and Palais Royal trade names.

Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are discussed in periodic reports filed by the Company with the Securities and Exchange Commission that the Company urges investors to consider.
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